CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2019, relating to the financial statements and financial highlights of Strategy Shares US Market Rotation Strategy ETF and Strategy Shares EcoLogical Strategy ETF, each a series of Strategy Shares, for the year ended April 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

August 26, 2019